Exhibit 99.1

PokerTek Reports Third Quarter 2010 Operating Results

  Gross profit increases by 87% for 3Q 2010 and 58% YTD
  EBITDAS improves by 77% for 3Q 2010 and 91% YTD
  Net loss per share from continuing operations improves by 55% for 3Q 2010 and 59%YTD
  Positive cash from operating activities – first cash flow positive quarter
  PokerPro® tables increase to 235 from 174 year over year

MATTHEWS, N.C.--(BUSINESS WIRE)--November 2, 2010--PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the third quarter ended September 30, 2010.

Mark Roberson, Chief Executive Officer and Chief Financial Officer commented, “Our operating results improved significantly as we continued to execute our strategic plan. We increased market penetration and expanded our margins while controlling operating expenses. As a result, our operating metrics continued to trend upwards and cash flow hit the black for the first time in Company history.

“We are growing in our target markets, entering new markets and preparing to launch new products to further expand our growth opportunities.

“Specifically, we are:

  Expanding penetration in our current markets, particularly Mexico, where we have quickly become the dominant poker supplier. Our pipeline is solid and we expect continued growth in these markets.
  Targeting several promising new markets for expansion, notably France with over 200 casinos, many electronic, where PokerPro recently became the first electronic poker table to be approved by the Minister of the Interior.
  Unveiling our new eBlackjack game on the ProCore platform at the Global Gaming Exposition in Las Vegas this month.

“It’s an exciting time for PokerTek and we look forward to capitalizing on these opportunities to drive profitable growth.”

Financial Summary

Total revenue for the third quarter of 2010 was $1.5 million compared to $1.3 million for the third quarter of 2009. Total revenue for the first nine months of 2010 was $4.3 million compared to $4.0 million for the nine months of 2009. Revenues increased as a result of increased penetration in our target markets.

Gross profit increased 87% to $1.0 million for the 2010 quarter from $0.6 million. Gross profit for the first nine months of 2010 was $2.8 million compared to $1.7 million for the 2009 period. Gross profit margins increased to 72% for the quarter and 64% year to date as compared to 42% and 43% for the prior-year periods. The improvement in gross profit was primarily due to improved asset utilization and lower depreciation and amortization.

Operating expenses were $1.7 million for both the third quarter of 2010 and the prior-year period. Operating expenses were $5.0 million for the first nine months of 2010 compared to $5.9 million for the prior-year period. Operating expenses have been relatively stable for the past four quarters, following significant cost reduction activities occurring in the quarters leading up to Q3 2009.

Net loss from continuing operations improved 43% to $0.7 million ($0.05 per share) from $1.2 million ($0.10 per share) for the quarter and 47% to $2.4 million ($0.16 per share) from $4.5 million ($0.40 per share) on a year-to-date basis. Including the results of discontinued operations, quarterly net loss improved 50% to $0.6 million ($0.04 per share) from $1.3 million ($0.11 per share) and the year-to-date net loss improved 25% to $3.5 million ($0.24 per share) compared to $4.7 million ($0.42 per share).

EBITDAS, a non-GAAP financial measure, improved 77% to a loss of $49 thousand for the 2010 third quarter, compared to a loss of $210 thousand in the prior–year period. EBITDAS for the first nine months of 2010 was a loss of $147 thousand compared to a loss of $1.6 million for the 2009 period.

Balance Sheet and Cash Flow Information

For the 2010 third quarter, cash provided by operating activities increased to $175 thousand as compared with a use of cash of $516 thousand in the prior year quarter. For the first nine months of 2010, cash used in operations improved to $71 thousand compared to $1.9 million in the 2009 period.

As of September 30, 2010, the Company’s cash balance was $0.8 million.

Unit Count Information:

PokerPro tables installed worldwide totaled 235 units as of September 30, 2010 compared to 174 as of September 30, 2009.

Conference Call

A conference call and webcast will be held on Tuesday, November 2, 2010 at 11:00 a.m. EDT for management to discuss the company’s second quarter 2010 performance. Interested parties may listen to and participate in the conference call by dialing 888-713-4214 (U.S./Canada) or 617-213-4866 (Other) and entering passcode 48092927. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading “Investors” as well as at www.earnings.com and www.streetevents.com. For those unable to participate in the live call, an archived replay will be made available for one year on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (Other) and entering passcode 13418348.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net loss to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally by PokerTek’s management and by its lenders in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, lenders and other stakeholders with an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net loss to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com), headquartered in Matthews, NC, develops and markets products for the casino and amusement industries. PokerTek developed PokerPro® automated poker tables and related software applications to increase casino revenue, reduce expenses, and attract new players into poker rooms by offering interactive poker that is fast, fun and mistake-free.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by casinos and other customers, and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$1,450,709	$1,327,603	$4,300,669	$4,046,411

Cost of revenue	401,786	767,295	1,542,737	2,301,810

Gross profit	1,048,923	560,308	2,757,932	1,744,601
Operating Expenses:
Selling, general and administrative	1,205,902	1,115,581	3,515,424	4,211,281
Research and development	264,703	272,757	797,139	919,527
Share-based compensation expense	173,722	217,277	543,765	580,612
Depreciation	33,916	47,376	107,621	147,879
Total operating expenses	1,678,243	1,652,991	4,963,949	5,859,299

Operating loss	(629,320)	(1,092,683)	(2,206,017)	(4,114,698)

Interest expense, net	(33,973)	(76,403)	(103,546)	(257,674)

Net loss from continuing operations before income taxes	(663,293)	(1,169,086)	(2,309,563)	(4,372,372)

Income tax provision	(14,188)	(19,117)	(52,795)	(83,087)

Net loss from continuing operations	(677,481)	(1,188,203)	(2,362,358)	(4,455,459)
Income (loss) from discontinued operations	32,971	(97,285)	(1,178,632)	(280,975)
Net loss	$(644,510)	$(1,285,488)	$(3,540,990)	$(4,736,434)

Net loss from continuing operations per common share - basic and diluted	$(0.05)	$(0.10)	$(0.16)	$(0.39)
Net income (loss) from discontinued operations per common share - basic and diluted	$0.00	$(0.01)	$(0.08)	$(0.02)
Net loss per common share - basic and diluted	$(0.04)	$(0.11)	$(0.24)	$(0.42)
Weighted average common shares outstanding - basic and diluted	15,000,055	11,811,726	14,569,355	11,287,756

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

Assets	September 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$822,026	$636,374
Accounts receivable, net	880,383	1,179,604
Inventory	1,186,015	1,336,810
Prepaid expenses and other assets	224,546	169,845
Current assets of discontinued operations	602,346	1,906,962
Total current assets	3,715,316	5,229,595

Long-term assets:
PokerPro systems, net	2,213,470	2,408,161
Property and equipment, net	108,180	211,478
Other assets	408,305	433,865
Total long-term assets	2,729,955	3,053,504

Total assets	$6,445,271	$8,283,099

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$442,619	$511,294
Accrued liabilities	687,416	745,349
Deferred revenue	761,127	438,846
Long-term debt, current portion	42,930	26,239
Current liabilities of discontinued operations	227,107	248,477
Total current liabilities	2,161,199	1,970,205

Long-term liabilities:
Deferred revenue	146,500	-
Long-term liability - related party	396,500	-
Long-term debt	800,000	812,396
Total long-term liabilities	1,343,000	812,396

Total liabilities	3,504,199	2,782,601

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value per share; authorized 5,000,000, none issued and outstanding	-	-
Common stock, no par value per share; authorized 100,000,000 shares, issued and outstanding 15,068,080 and 14,015,658 shares at September 30, 2010 and December 31, 2009, respectively	-	-
Additional paid-in capital	46,481,736	45,500,172
Accumulated deficit	(43,540,664)	(39,999,674)
Total shareholders' equity	2,941,072	5,500,498

Total liabilities and shareholders' equity	$6,445,271	$8,283,099

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net loss, as reported	$(644,510)	$(1,285,488)	$(3,540,990)	$(4,736,434)
Interest expense, net	33,973	76,403	103,546	257,674
Income tax provision	14,188	19,117	52,795	83,087
Other taxes	2,472	3,597	21,103	25,462
Depreciation and amortization	370,103	755,136	1,613,093	2,224,092
Non-recurring charges	-	-	1,055,561	-
Share-based compensation expense	174,755	220,964	548,351	590,341
EBITDAS(1)	$(49,019)	$(210,271)	$(146,541)	$(1,555,778)

(1) EBITDAS is defined as net loss before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.

CONTACT:
PokerTek, Inc.
Mark Roberson, CEO and CFO
704-849-0860, x101
investorrelations@pokertek.com
or
Lippert/Heilshorn & Associates
Harriet Fried/Jody Burfening
212-838-3777
hfried@lhai.com